Exhibit J-5

                         FORM OF PROMISSORY NOTE



$                                                          , 1996


          FOR VALUE RECEIVED, NEW CENTURY HOLD CO., a Delaware corporation ("NC Hold"), hereby promises to pay to the order of SOUTHWESTERN PUBLIC SERVICE COMPANY ("SPS") in lawful money of the United States of America in immediately available funds, the
principal amount of             U.S. Dollars ($       ) in twenty
equal annual installments on each

          NC Hold also promises to pay interest in like money on
the unpaid principal amount hereof from the date hereof until
paid at a rate per annum to    %, semi-annually on           and
          of each year commencing            , 199 .

          NC Hold may prepay all or any part of the principal amount of this Note (together with interest accrued through the date of such payment on the principal amount prepaid) from time to time and at any time without penalty or premium.

          SPS may, at its option, declare the unpaid balance of this Note, together with interest accrued thereon, to be immediately due and payable, whereupon this Note will shall become immediately due and payable, upon the failure of NC Hold to make any payments hereunder when due.

          NC Hold hereby waives presentment, protest or notice of any kind in connection with this Note.

          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                                   NEW CENTURY HOLD CO.



                                   By: